Exhibit 4.1

AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENTThis Amendment No. 1 (this “Amendment No. 1”), dated effective as of January 29, 2010, to the Subscription and Registration Rights Agreement, dated as of October 19, 2006 (as modified, supplemented or amended from time to time, the “Subscription Agreement”), is made and entered into by and between Endeavour International Corporation, a Nevada Corporation (the “Company”), and the Investors listed on the signature pages hereto.

RECITALS

WHEREAS, the parties hereto have entered into the Subscription Agreement; and

WHEREAS, the parties to this Amendment No. 1 desire to make certain amendments to the Subscription Agreement, all as specifically set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Subscription Agreement has the meaning assigned to such term in the Subscription Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Subscription Agreement shall, after this Amendment No. 1 becomes effective, refer to the Subscription Agreement as amended hereby.

Section 2. Amendment. Section 6(g) of the Subscription Agreement is amended and restated in its entirety as follows:

(g) Reservation of Shares of Common Stock. The Company shall at all times maintain (and shall not issue shares of Common Stock if thereafter the Company would not have) a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents and the Certificate in such amount equal to 100% of the number of shares of Common Stock issuable upon conversion of the outstanding Shares, the Alternate Preferred Stock and the New Preferred Stock Units. In the event that at any time the number of then authorized and unissued and reserved shares of Common Stock is less than the number required to be in compliance with the foregoing the Company shall, to the extent the Company has authorized and unissued shares of Common Stock, promptly take such actions as may be necessary to reserve a sufficient number of such shares so that it will be in compliance with the first sentence of this Section 6(g). In the event that at any time the Company does not have sufficient authorized and unissued shares of Common Stock to comply with the first sentence of this Section 6(g) and/or the Company is required to obtain the approval of its stockholders to list on the applicable Trading Market the shares of Common Stock issuable upon conversion of, or as dividend in respect of, Shares, the Alternate Preferred Stock or New Preferred Stock Units, the Company shall take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a special meeting of holders of its capital stock as promptly as practicable but no later than sixty (60) days thereafter to submit to the stockholders of the Company a proposal to increase the number of shares of authorized Common Stock so as to allow the Company to be in compliance with the first sentence of this Section 6(g) (but substituting “200%” for “100%” in such sentence for purposes of this requirement) and/or to obtain the approval of stockholder necessary under the rules of the applicable Trading Market. Unless previously adopted, the Company shall resubmit such proposal for stockholder approval at the next two annual meetings of its stockholders, at four (4) additional special meetings of its stockholders convened at the request of any holder or holders of 15% of the outstanding Shares and at any other meetings chosen by the Company. In connection with each meeting of stockholders at which any such proposal is submitted for a vote of the stockholders of the Company, the board of directors of the Company shall recommend to the stockholders that they vote in favor of such proposal and the Company shall use its best efforts to obtain the requisite stockholder approval necessary for the approval and adoption of such proposal. The Company shall make all filings and take all such other action as is necessary to cause any amendment contemplated by any such proposal to become effective immediately after the approval and adoption thereof by the requisite vote of the stockholders of the Company.

Section 3. Governing Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 4. Counterpart; Facsimile. This Amendment No. 1 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 5. Effect of Amendment No. 1. Except as amended hereby, the Subscription Agreement shall remain unchanged and effective. The Subscription Agreement as amended hereby shall continue in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.1 as of the date first above written.

COMPANY:

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ J. Michael Kirksey
Name: J. Michael Kirksey
Title: Executive Vice President and
Chief Financial Officer

INVESTORS:
KINGS ROAD INVESTMENTS LTD.

By: /s/ Brandon L. Jams
Name: Brandon L. Jams
Title: Authorized Signatory

ETON PARK FUND, L.P.

By: /s/ Marcy Engel
Name: Marcy Engel
Title: Chief Operating Officer & General Counsel

Eton Park Capital Management, L.P.

ETON PARK MASTER FUND, L.P.

By: /s/ Marcy Engel
Name: Marcy Engel
Title: Chief Operating Officer & General Counsel

Eton Park Capital Management, L.P.

TPG-AXON PARTNERS, L.P.

By: /s/ Mary Lee
Name: Mary Lee
Title: Chief Legal Officer

TPG-AXON PARTNERS (OFFSHORE), LTD.

By: /s/ Mary Lee
Name: Mary Lee
Title: Chief Legal Officer

MAGNETAR CAPITAL MASTER FUND, LTD.
Magnestar Financing, LLC, Investment manager

By: /s/ Doug Likowitz
Name: /s/ Doug Likowitz
Title: Counsel

GOLDMAN, SACHS INVESTMENT PARTNERS MASTER FUND, L.P.

By: /s/ Raanan Agua
Name: Raanan Agua
Title: Managing Director

HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC, as Trading Manager

By: /s/ Mark Vanacole
Name: Mark Vanacole
Title: Managing Director

CAPITAL VENTURES INTERNATIONAL

By: /s/ Michael L. Spolen
Name: Michael L. Spolen
Title: General Capital Management, Inc.

as authorized agent

PROFESSIONAL LIFE & CASUALTY

By: /s/ R. Jeffrey Bruce
Name: R. Jeffrey Bruce
Title: V.P.

HBK MASTER FUND, L.P.

By: HBK Services, LLC
Investment Advisor

By: /s/ Kevin O’Neal
Name: Kevin O’Neal
Title: Authorized Signatory